Exhibit 10.4

APAZA

LICENSE AGREEMENT

between

SEACHAID PHARMACEUTICALS, INC.

and

GI THERAPEUTICS, INC.

Dated as of April 19, 2013

APAZA

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into this 19th day of April, 2013 (the “Effective Date”), by and among Seachaid Pharmaceuticals, Inc., a Delaware corporation (“Licensor”), and GI Therapeutics, Inc., a North Carolina corporation (“Licensee”). Licensee and Licensor may each be referred to in this Agreement individual as a “Party” and collectively as the “Parties.”

BACKGROUND

A.         Biocon Limited (“Biocon”) acquired certain patent rights, know-how and other intellectual property with respect to the compound known as Apaza from Nobex Corporation (“Nobex”) pursuant to an Asset Purchase Agreement dated December 1, 2005.

B.          Biocon licensed such patent rights, know-how and other intellectual property to Licensor pursuant to that certain License Agreement dated as of July 29, 2008 (the “Biocon License Agreement”).

C.          Licensee desires to obtain, with respect to the Territory, an exclusive license under patent rights and intellectual property controlled by Licensor with respect to Apaza, and Licensor is willing to grant, with respect to the Territory, an exclusive license to Licensee under such patent rights and other intellectual property with respect to Apaza, all as more particularly described in, and subject to, the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1         “Affiliate(s)” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition only, “control” means, with respect to a Person, the ownership by another Person of greater than 50% of the income or voting interests of such Person or such other arrangement as constitutes the direct or indirect ability to direct the management, affairs or actions of such Person.

1.2         “Agreement” has the meaning set forth in the opening paragraph.

1.3         “Apaza Compound” means a compound that is (i) the molecule known as “Apaza” comprised of 4-APAA linked to 5-ASA, or (ii) a compound that is a derivative, analog, fragment or metabolite or a combination thereof, including, without limitation, the compounds generically or specifically described in the Licensed Patents, alone or in combination with other molecules, provided that the compound is a primary active moiety in such combination.

1.4         “Apaza Know-How” means Know-How used in connection with or related to the Apaza Compounds or Licensed Products that Licensor or any of its Affiliates Controls as of the Effective Date and includes, without limitation, the information identified on Exhibit B.

1.5         “Bankruptcy Code” has the meaning set forth in Section 14.16.

1.6         “Biocon” has the meaning set forth in Recital A.

1.7         “Biocon License Agreement” has the meaning set forth in Recital B.

1.8         “Commercialization” or “Commercialize” means the commercial-scale manufacturing, obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing, exporting, offering for sale or selling a human pharmaceutical product.

1.9         “Competing Business” means the Development or Commercialization of a product in the Territory that [***].

1.10       “Confidential Information” means all trade secrets, processes, formulae, data, know-how, improvements, inventions, chemical or biological materials, chemical structures, techniques, marketing plans, strategies, or other information that has been created, discovered, or developed by a Party, or has otherwise become known to a Party, or to which rights have been assigned to a Party, as well as any other information and materials that are deemed confidential or proprietary to or by a Party (including, without limitation, all information and materials of a Party’s customers and any other Third Party and their consultants), in each case that are disclosed by such Party to the other Party, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party in oral, written, graphic, or electronic form.

1.11       “Control” or “Controlled” means with respect to any (a) item of information, including, without limitation, Know-How, or (b) intellectual property right, the possession (whether by ownership or license, other than pursuant to this Agreement) by a Party of the right to grant to the other Party access and/or a license on the terms and conditions provided in this Agreement under such item or right without violating the terms of any agreement or other arrangements with any Third Party (including any Regulatory Authority or Governmental Entity) existing before the Effective Date.

1.12       “Development” means pre-clinical and clinical drug development activities reasonably related to the discovery and development of pharmaceutical compounds and submission of information to a Regulatory Authority, including, without limitation, toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including, without limitation, pre- and post-approval studies) and activities relating to obtaining Regulatory Approval but excluding other Commercialization activities. When used as a verb “Develop” means to engage in Development.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

1.13      “Disclosing Party” has the meaning set forth in Section 12.1

1.14       “Effective Date” has the meaning set forth in the opening paragraph.

1.15       “EMEA” means to the European Medicines Agency headquartered in London or any successor agency thereto, responsible for the protection and promotion of public and animal health, through the evaluation and supervision of medicines for human and veterinary use.

1.16       “European Union” or “EU” means the countries compromising the European Union as it may be constituted from time to time, together with those additional countries included in the European Economic Area as it may be constituted from time to time, and any successors to, or new countries created from, any of the foregoing.

1.17       “Expiration” has the meaning set forth in Section 13.1

1.18       “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.19       “First Commercial Sale” of each Licensed Product means, on a country-by-country basis, the date of the first arm’s length transaction, offering for sale, transfer or disposition for value to a Third Party of a Licensed Product by or on behalf of Licensee or its Affiliates in such country. For purposes of clarity, the use of any Licensed Product in clinical trials, pre-clinical studies or other research, development, manufacturing, or promotion activities or the disposal or transfer of a Licensed Product for a bona fide charitable purpose or for purposes of a commercially reasonable sampling program shall not be deemed to be an arm’s length transaction, transfer or disposition for value for purposes of this definition.

1.20       “Force Majeure” has the meaning set forth in Section 14.6

1.21       “GAAP” shall mean the generally accepted accounting principles and accepted practices of the accounting profession in the United States, including without limitation the definitive pronouncements of accounting issued by the Financial Accounting Standards Board.

1.22       “Governmental Entity” means any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board or bureau or body or other governmental authority or instrumentality or any person or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state provincial, local or other (including without limitation any domestic or foreign governmental Regulatory Authority involved in the granting of approvals for the manufacture, sale, reimbursement and/or pricing of a pharmaceutical product such as the FDA).

1.23       “Improvement” means any discovery, invention, improvement or modification (whether or not patentable) which is related to the Licensed Technology or the Licensed Products.

1.24       “IND” means any Investigational New Drug Application, as defined in the United States Food, Drug and Cosmetic Act, filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. (such as a CTA in the European Union).

1.25       “Indemnitor” and “Indemnitee” have the meanings given to them in Section 11.4.1

1.26       “Initial Payment” has the meaning set forth in Section 3.1.

1.27       “Joint Improvements” has the meaning set forth in Section 7.3.

1.28       “Know-How” means all non-patented trade secrets, inventions, discoveries, data (including data from scientific and clinical studies and other research), ideas, information, formulation data, specifications, processes, methods, techniques, materials, technology, results, customer lists, vendor and supplier information, marketing studies, market research, business and marketing plans and proposals, information technology, and all other information and know-how, whether or not patentable or protected as a trade secret, including without limitation, biological, chemical, biochemical, toxicological, pharmacological, metabolic, formulation, clinical, analytical and stability information, manufacturing processes, production batch records, standard operating procedures and protocols relating to the research scale, pilot scale and commercial scale synthesis of a compound or product (other than such information and data which is or becomes the subject of a patent or patent application). Know-How includes know-how in the possession of vendors, service providers, former owners and other Third Parties, where such Know-How is Controlled by the relevant Party.

1.29       “Licensed Patents” means all patents owned or Controlled by Licensor claiming rights related to the composition, formulation or use of any Apaza Compound, including without limitation those patents and patent applications listed on Exhibit A including any and all Patent Rights related thereto.

1.30       “Licensed Products” means any products the manufacture, use or sale of which is covered by a Valid Claim of one or more Licensed Patents.

1.31       “Licensed Technology” means the Licensed Patents and the Apaza Know-How.

1.32       “Licensee” has the meaning set forth in the opening paragraph.

1.33       “Licensee Improvements” has the meaning set forth in Section 7.3.

1.34       “Licensor” has the meaning set forth in the opening paragraph.

1.35       “Licensor Improvements” has the meaning set forth in Section 7.3.

1.36       “Lien” means any mortgage, pledge, lien, security interest, charge, claim, encumbrance, or restriction on transfer.

1.37       “Losses” means any and all damages (including all incidental, consequential, statutory and treble damages except as otherwise specifically limited in this Agreement), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including, without limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts), together with all documented out-of-pocket costs and expenses incurred in complying with any judgments, orders, decrees, stipulations and injunctions.

1.38       “MAA” means a Marketing Authorization Application filed with the EMEA for approval to market and sell a drug product in the European Union.

1.39       “Material Underpayment” has the meaning set forth in Section 5.2.2.

1.40       “NDA” means a New Drug Application filed with the FDA for approval to market and sell a drug product in the United States.

1.41       “Net Sales” means with respect to a Licensed Product, the gross amount invoiced for sales or other transfers of such Licensed Product by Licensee, its Affiliates and all Sublicensees to Third Parties, after deduction of the following and in each case in accordance with GAAP:

(a)       normal and customary trade, quantity or cash discounts actually allowed or paid;

(b)       refunds, rebates, chargebacks, retroactive price adjustments and service allowances actually allowed or paid;

(c)       actual rebates and similar payments made to managed care entities and any Governmental Entity such as, by way of illustration and not in limitation of the Parties’ rights hereunder, federal or state Medicaid, Medicare or similar state programs in the United States or equivalent governmental programs in any other country;

(d)       amounts actually repaid or credited by reason of rejection, returns or recalls of goods;

(e)       actual write-offs and reserves (without duplication) for doubtful accounts;

(f)       excise taxes, sales taxes, consumption taxes and other similar taxes, customs duties, customs levies and export and import fees borne on the sale, transfer, use or distribution of such products to Third Parties; and

(g)       charges for transportation costs included in the invoiced amount, including shipping, freight, special packaging and related charges, transit insurance charges, distribution expenses, and other costs directly related to the distribution of any such products actually borne by the Licensee, its Affiliates and Sublicensees.

Sales of Licensed Products by and between Licensee and its Affiliates or Sublicensees are not sales to Third Parties and shall be excluded from Net Sales calculations for all purposes, except where the Affiliate or Sublicensee is a retail pharmacy, hospital or similar entity that is in the business of selling the Licensed Products directly to consumers. The obligation to pay royalties to Licensor under this Agreement is imposed only once with respect to the same unit of Licensed Product. A Net Sale shall be deemed to have occurred upon Licensee, it Affiliate or sublicensee’s receipt of invoiced amounts.

1.42        “Nobex” has the meaning set forth in Recital A.

1.43       “Non-Royalty Sublicensing Revenue” means, with respect to any Licensed Product, the aggregate upfront cash payments directly received by Licensee and its Affiliates in consideration for the Licensee or its Affiliates entering into a sublicense agreement under the Licensed Technology with a Third Party sublicensee with respect to such Licensed Product in the Territory. For the avoidance of doubt, “Non-Royalty Sublicensing Revenue” shall not include (a) any royalties received by Licensee; (b) development and commercial milestone payments, including without limitation, those set forth in sections 3.2 and 3.3; (c) reasonable amounts received by Licensee or its Affiliates to perform research, development, regulatory, marketing, or manufacturing or other services, (d) amounts received in reimbursement of patent or other out-of-pocket expenses actually incurred, and (e) amounts received in consideration for the purchase of any securities of the Licensee or its Affiliates at fair market value.

1.44       “Party” and “Parties” have the meaning set forth in the opening paragraph.

1.45       “Patent Claims” has the meaning set forth in Section 9.4.

1.46       “Patent Rights” mean:

(a)       All patent applications (including provisional patent applications and PCT patent applications) and patents in any country or supranational jurisdiction and all divisions, continuations of these applications, all patents issues from these applications, divisions, and continuations, and any reissues, reexaminations, substitutions, renewals, confirmations, supplementation protection certificates, registrations, revalidations, additions of or to and extensions of all such patents and any other form of government-issued right substantially equivalent to any of the foregoing;

(b)       To the extent that the following contain one or more claims directed to the invention(s) disclosed in 1.46(a):

(i)	continuations-in-part of 1.46(a);

(ii)	all divisions and continuations-in-part;

(iii)	all patents issuing from these continuations in part, divisions and continuations;

(iv)	priority patent application(s) of 1.46(a); and

(v)	any reissues, reexaminations, substitutions, renewals, confirmations, supplementation protection certificates, registrations, revalidations, additions of or to and extensions of these patents;

(c)        to the extent that the following contain one or more claims directed to the invention(s) disclosed in 1.46(a): all counterpart foreign and U.S. patent applications and patents to 1.46 (a) and 1.46(b).

1.47       “Payments” has the meaning set forth in Section 5.1.3.

1.48       “Person” means (as the context requires) an individual, a corporation, a partnership, an association, a trust, a limited liability company, or other entity or organization, including Governmental Entity.

1.49       “Phase II Trial” means a human clinical trial of a compound in any country that would satisfy the requirements of 21 C.F.R. 312.21(b) and is intended to explore a variety of doses, dose response, and/or duration of effect, and/or to generate initial evidence of clinical safety and activity in a target patient population or the equivalent Regulatory Filings with similar requirements in a country other than the United States.

1.50       “Phase III Trial” means a human clinical trial of a compound, performed after preliminary evidence of suggesting effectiveness of the compound has been obtained, conducted for inclusion in: (i) that portion of an FDA submission and approval process which provides for the continued trials of a product on sufficient numbers of human patients to confirm with statistical significance the safety and efficacy of a product sufficient to support a Regulatory Approval for the proposed indication, as more fully described in 21 C.F.R. 312.21(c), or (ii) equivalent Regulatory Filings with similar requirements in a country other than the United States.

1.51       “Receiving Party” has the meaning set forth in Section 12.1.

1.52       “Regulatory Approval” means, in relation to any Licensed Product, the registrations, authorizations and approvals of any Regulatory Authority that are required to be obtained prior to the marketing or sale of product in a jurisdiction in the Territory. Neither a tentative approval nor an approvable letter shall be considered “Regulatory Approval.”

1.53       “Regulatory Authority” means, with respect to any particular country, the Governmental Entity of such country, with the primary responsibility over the Development and/or Commercialization of the Apaza Compound or a Licensed Product, including such Governmental Entities that have jurisdiction over the pricing of the Licensed Product.

1.54       “Regulatory Filing” means, in relation to any Licensed Product, any filing with a Regulatory Authority relating to or to permit or request, as applicable, the clinical evaluation or Regulatory Approval of a pharmaceutical product. Regulatory Filings include without limitation Investigational New Drug Applications, Clinical Trial Authorizations, MAAs and NDAs.

1.55       “Remedies” has the meaning set forth in Section 9.2.

1.56       “Royalty Term” has the meaning set forth in Section 4.3.

1.57       “Sublicensee” means a Third Party to whom Licensee has granted rights under Section 2.

1.58       “Sublicensing Proceeds” has the meaning set forth in Section 4.2.

1.59       “Tax” or “Taxes” means all taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, whether disputed or not, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security (or similar), workers’ compensation, unemployment compensation, disability, utility, severance, productions, excise, stamp, occupation, premiums, windfall profits, environmental, customs duties, registration, alternative and add on minimum, estimated, transfer and gains taxes, or other tax of any kind whatsoever and (ii) in all cases, including interest, penalties, additional taxes and additions to tax imposed with respect thereto.

1.60       “Territory” means the United States, Canada, Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Japan, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Switzerland and United Kingdom of Great Britain and Northern Ireland.

1.61       “Third Part(y/ies)” means any person(s) or entit(y/ies) other than Licensee, Licensor, or their respective Affiliates.

1.62       “Third Party Claims” have the meaning set forth in Section 11.4.2.

1.63       “Valid Claim” means, with respect to a Licensed Patent, any claim from (a) an issued and unexpired or issued and extended patent in the Territory that has not lapsed, been revoked or cancelled, or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction against which appeal is not, or is no longer, possible or that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, or disclaimer or otherwise; or (b) a pending patent application in the Territory being prosecuted in good faith that has not been cancelled, withdrawn, abandoned, finally rejected and that has not been pending for more than [***] ([***]) years from the date of its first priority filing anywhere in the world. If a claim of a patent application that ceased to be a Valid Claim under item (b) because of the passage of time that later issues as part of a patent within item (a), then it shall again be considered a Valid Claim effective as of the earlier of the grant, allowance or issuance of such patent.

2.	LICENSES

2.1         License Grants. Subject to the terms of this Agreement, Licensor hereby grants to Licensee a license, with the right to grant sublicenses pursuant to Section 2.2 (Sublicensing), under the Licensed Technology to: (a) Commercialize Licensed Products and to otherwise exploit the Licensed Technology in the Territory on an exclusive basis (including with regard to Licensor, Biocon, Nobex and their respective Affiliates); and (b) use, research, Develop, export and make and have made Licensed Products worldwide for purposes of clause (a) above, on a non-exclusive basis.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

2.2         Sublicensing. Licensee may sublicense only in the Territory the rights granted to it under Section 2.1 (License Grants) through one or more tiers to one or more of its Affiliates or Third Parties at any time. Any such sublicense must be in writing, and shall be consistent with the terms of this Agreement. If this Agreement terminates for any reason, any sublicense granted by the Licensee under this Agreement shall survive such termination provided that such sublicense shall be automatically assigned by the Licensee to Licensor upon such termination, and at no cost to Licensor, provided further that any sublicense granted by the Licensee under this Agreement that contains any provision preventing such assignment, shall stand terminated promptly and automatically from the effective date of the termination of this Agreement.

2.3         No Other Licenses. Except for the license rights granted under this Article 2, Licensor grants no other rights or licenses of whatsoever nature and Licensee shall not be entitled to any other right or license under this Agreement.

3.	MILESTONE PAYMENTS

3.1         Initial Payment. Upon the earlier of (a) ten (10) days following the closing of Licensee’s first equity financing that brings the total equity financing raised to [***] dollars ($[***]), or (b) the eighteen (18) month anniversary of the Effective Date, Licensee shall make a non-refundable payment of [***] dollars ($[***]) (the “Initial Payment”) to the Licensor. In the event Licensee does not make the Initial Payment when it becomes due, Licensor’s sole remedy shall be to terminate this Agreement upon thirty (30) days written notice; provided, however, that such termination shall not be effective if Licensee makes the Initial Payment prior to the expiration of such thirty (30) day notice period.

3.2         Development Milestone Payments. Licensee shall pay to Licensor, without any offset, non-refundable, one-time milestone payments specified below with respect to the Development by Licensee and its Sublicensees of a Licensed Product as a human therapeutic no later than forty (40) days after the following events have each initially occurred. Licensee will only pay each of the Development milestones listed below once.

Apaza Milestone Event	Milestone Payment
[***]	[***]
First filing of an NDA with the FDA and acceptance by FDA of such NDA	$1,000,000
[***]	[***]
[***]	[***]
[***]	[***]

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

3.3         Commercialization Milestone Payments. Licensee shall pay to Licensor, without any offset, non-refundable, one-time milestone payments specified below with respect to the Commercialization by Licensee and its Sublicensees of Licensed Products as a human therapeutic no later than forty (40) days after the following events have each initially occurred. Licensee will only pay each of the Commercialization milestones listed below once.

Apaza Milestone Event	Milestone Payment
Upon aggregate Net Sales of Licensed Products in the Territory reaching [***] Dollars (US$[***]) in a single calendar year	$2,000,000
Upon aggregate Net Sales of Licensed Products in the Territory reaching [***] Dollars (US$[***]) in a single calendar year	$2,500,000
Upon aggregate Net Sales of Licensed Products in the Territory reaching [***] Dollars (US$[***]) in a single calendar year	$1,000,000

4.       ROYALTIES

4.1         Royalty Payment on Net Sales. During the relevant Royalty Term, for each Licensed Product in the Territory, Licensee shall pay or cause to be paid to Licensor a royalty on Net Sales of Licensed Products made by Licensee, its Affiliates and its Sublicensees at the following rates:

4.1.1   [***] percent ([***]%) of the first [***] Dollars ($[***]) of Net Sales made in the Territory during a calendar year; and

4.1.2   [***] percent ([***]%) of Net Sales made in the Territory during a calendar year in excess of [***] Dollars ($[***]); provided, however, that in the event a generic for a Licensed Product is launched in a country in the Territory, Licensee’s royalty obligation with respect to sales in such country shall be reduced by [***] percent ([***]%) (i.e., upon launch of a generic for the Licensed Product in a country, the royalty rates set forth above shall be [***]% and [***]% respectively in such country). The term “generic” refers to a product that has the same or substantially the same active ingredient(s), in the same or substantially the same dosage form and strength.

4.2         Non-Royalty Sublicensing Revenue. For each sublicense that Licensee or its Affiliates grants pursuant to Section 2.2 above, Licensee shall pay to Licensor [***] percent ([***]%) of Non-Royalty Sublicensing Revenue (with such portion referred to as “Sublicensing Proceeds”) received by Licensee or its Affiliates during the Royalty Term on a product-by-product, country-by-country basis. Sublicensing Proceeds, if any, for any Licensed Product shall be credited towards any amounts that Licensee otherwise owed to, or that subsequently become due to, Licensor under Section 3 and Section 4.1.

4.3         Royalty Term. For each Licensed Product, the obligation of Licensee to pay Licensor royalties with respect to a given country in the Territory shall commence on the date of the First Commercial Sale of such Licensed Product by the Licensee or its Affiliates or Sublicensee in such country and shall continue until the earlier of (i) the date of expiration of the last to expire Valid Claim for such Licensed Product (in the case of the U.S., based on the FDA’s Orange Book), and (ii) the date that one or more generic equivalents of the Licensed Product in the aggregate makes up fifty percent (50%) or more of sales in the applicable country in a calendar year (the “Royalty Term”). Upon Expiration of the applicable Royalty Term in any country, the license granted pursuant to Section 2.1 shall become irrevocable and royalty-free in such country.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

4.4        Compulsory Licenses. If Licensee is required to grant a compulsory license to a Third Party as required by the applicable laws of any country in the Territory under the Licensed Patents, and the royalty rate payable to Licensee for sales of Licensed Product by such Third Party is lower than the royalty rate payable by Licensee to Licensor for such sales, then the royalty rate payable hereunder by Licensee for sales of Licensed Products by such Third Party in such country shall be no greater than the rate payable by such Third Party to Licensee for such country.

4.5        Third Party Royalty Obligations. If (a) in order to avoid infringement of any patent not licensed hereunder, Licensee reasonably determines that it is necessary to obtain a license from a Third Party in order to Develop or Commercialize a Licensed Product in a country in the Territory and to pay a royalty or other consideration under such license (including in connection with the settlement of a patent infringement claim), or (b) Licensee shall be subject to a court or other similar binding order or ruling requiring any payments, including the payment of a royalty to a Third Party patent holder in respect of sales of any Licensed Product in a country in the Territory, then the amount of Licensee’s payments with respect to Net Sales for such Licensed Product in such country, prior to the application of any credits, shall be reduced by [***] percent ([***]%) of the amounts payable to such Third Party. Licensee shall have the right to carry forward and apply any unused offset or deduction to which Licensee is entitled under this Section 4.5, against future royalties or other payments due to Licensor under Section 4.1 until the full amount of the offset or deduction to which Licensee is entitled is satisfied, provided that the aggregate off-set in any calendar year for any Licensed Product shall not exceed [***] percent ([***]%) of the amounts payable for that Licensed Product in that calendar year, and provided further that any remaining off-set shall be offset in subsequent calendar years subject to the maximum aggregate off-set in any calendar year not exceeding [***] percent ([***]%) of the amounts payable for that Licensed Product in that calendar year.

5.	MILESTONE AND ROYALTY REPORTS AND ACCOUNTING

5.1         Reports and Payments.

5.1.1    Royalty Payments and Statements. With respect to each Licensed Product, after the First Commercial Sale and until the Royalty Term expires, Licensee shall deliver to Licensor within forty (40) days after the end of each calendar year, the total royalties due from Licensee to Licensor for such year, along with a report setting forth for such year the following information:

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

(a)       the gross sales and Net Sales of each Licensed Product in the Territory in local currency and in U.S. Dollars;

(b)       information regarding any compulsory licenses, Third Party licenses or other deductions or set-offs described in Section 4;

(c)       the Sublicensing Proceeds received by Licensee;

(d)       the calculation of net royalty due from Licensee under Section 4.1 payable in U.S. Dollars;

(e)       withholding taxes, if any, required by law to be deducted with respect to such Net Sales; and

(f)       the calculation of the conversion of payments into U.S. Dollars, if applicable.

5.1.2   Milestone Payments and Statements. Licensee shall notify Licensor of the occurrence of each milestone event and shall make milestone payments to Licensor as described in Section 3 above. Upon Licensor’s request from time to time, but not more than once in any three month period, Licensee shall provide Licensor with an update on the status of its Development activities related to such milestone events.

5.1.3   Taxes and Withholding. All amounts payable by Licensee to Licensor or its designee pursuant to this Agreement (“Payments”) are inclusive of, and shall be made subject to any deduction or withholding for or on account of, any Tax required by applicable laws or regulations. Licensee shall not be required to gross up any Payments or to pay any additional amounts to account for such deduction or withholding. Licensor (or its Affiliates) alone shall be responsible for paying any and all Taxes levied on account of, or measured in whole or in part by reference to, any Payments they receive If Licensee does deduct or withhold as set forth above, Licensee shall (i) promptly notify Licensor of such deduction or withholding, (ii) pay to the relevant authorities the full amount deducted or withheld, and (iii) promptly forward to Licensor an official receipt (or certified copy) or other documentation evidencing such payment to such authorities Licensor retains the right to respond to and challenge any such Tax.

5.1.4   Currency. All dollar amounts set forth herein and all Payments required under this Agreement shall be made in U.S. Dollars. For the purpose of computing the Net Sales of Licensed Products received in a currency other than U.S. Dollars, such amount shall be converted from local currency to U.S. Dollars by Licensee using the average rate of exchange for such currencies for the relevant period as sourced from www.oanda.com. Licensee may modify the currency conversion methodology from time to time, provided that Licensee obtains Licensor’s prior written consent, which shall not be unreasonable withheld or delayed, and provided that any such modification apply prospectively only.

5.1.5       Delayed Payment. In the event Licensee fails to make, defaults in making or otherwise delays the making of any Payments pursuant to this Agreement for more than thirty (30) days after the due date, Licensee shall pay such amount to Licensor plus interest, which shall accrue at a rate of [***] % per month compounded monthly ([***]% per annum) until such unpaid portion is paid to Licensor in full, and Licensee shall be responsible for reasonable legal fees and expenses incurred by Licensor in connection with the collection thereof.

5.2         Maintenance of Records; Audits.

5.2.1       Record Keeping and Audits. Licensee shall keep and shall cause its Affiliates and sublicensees to keep books and accounts of record in connection with the sale of Licensed Products and in sufficient detail to permit accurate determination of all figures necessary for verification of all Payments to be paid hereunder. Such books and records shall be made available upon Licensor’s reasonable request (but not more than once in any twelve month period) and at Licensor’s expense for inspection by Licensor’s independent auditors that are reasonably acceptable to Licensee. Such inspections shall be during normal business hours, at times mutually acceptable to both Parties, and last no longer than two (2) business days. Such auditors must have agreed in writing to maintain all information learned in confidence, except as necessary to disclose to Licensor such compliance or noncompliance by the Licensee. Licensee and its Affiliates shall maintain such records for a period of at least two (2) years after the end of the period for which they were generated or longer if required by law or regulation, and Licensee shall procure that all Sublicensees of Licensee or its Affiliates maintain such records for a period of at least two (2) years after the end of the period for which they were generated or longer if required by law or regulation.

5.2.2       Underpayments/Overpayments.

(a)          If any audit by Licensor’s auditors concludes that additional Payments were due by Licensee to Licensor, Licensee shall pay to Licensor the additional Payments within thirty (30) days of the date Licensee receives notice from Licensor of such conclusion, with interest from the date such amount should have been due at a rate of [***]% per month compounded monthly ([***]% per annum) until such unpaid portion is paid to Licensor in full. Any such underpayment that exceeds [***] percent ([***]%) of the amount actually due to Licensor for the year under audit shall be considered a “Material Underpayment.” If Licensee makes a Material Underpayment more than once, Licensee shall reimburse Licensor for the actual cost of the audit for such period or US$[***], whichever is less. For the avoidance of doubt, Licensee shall have no obligation to reimburse audit costs related to the first Material Underpayment, if any.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

(b)          If such audit concludes that Licensee overpaid any Payments to Licensor, Licensor shall refund such overpayments to Licensee, within thirty (30) days of the date of the conclusion of such audit.

5.3         Disputes. In the event that Licensee disputes in good faith any Payment amount that Licensor claims to be due pursuant to this Agreement, Licensee may withhold payment of such disputed amount, provided; however, that if any such disputed amount is ultimately paid, Licensee shall pay such amount to Licensor plus interest and reasonable legal fees and expenses incurred by Licensor in connection with the collection thereof all in accordance with Section 5.1.5. Any Payment dispute shall be submitted to an independent accounting firm mutually acceptable to the Parties for resolution. Licensee and Licensor shall instruct the independent accounting firm to resolve such disputed matter within forty-five (45) days of having the disputed matter referred to it, and in connection therewith, each Party shall use commercially reasonable efforts to cooperate with the independent accounting firm. The independent accounting firm’s determination of the disputed matter referred to it shall be final and binding upon the Parties, and any amount shown due by such determination shall be paid by the Party owing such amount within twenty (20) days after such determination, and the Parties shall share the cost of such independent accounting firm’s review equally.

6.	REGULATORY MATTERS

6.1        Transfer of the Product Regulatory Findings; Technical Assistance. Promptly following the Effective Date, the Parties shall file, and shall cause their Affiliates and agents to file, with the FDA, the EMEA and any other relevant Regulatory Authority all of the documents and information required by the Regulatory Authorities to effect the transfer of the Regulatory Filings in the Territory to Licensee or an Affiliate or agent of Licensee designated by Licensee. To Licensor’s knowledge, all such Regulatory Filings are described on Exhibit B. Promptly following the Effective Date, Licensor shall transfer, and shall cause its Affiliates and agents to transfer to Licensee, all of the documents and the information described in Exhibit B in accordance with any applicable Regulatory Authorities’ guidelines. Licensor shall file a letter with Regulatory Authorities acknowledging the transfer of ownership of the Regulatory Filings, and Licensee shall file the information required of a new owner. Each of Licensee and Licensor shall take, and shall cause their respective Affiliates and agents to take, any and all other actions required by the Regulatory Authorities to effect the transfer of the Regulatory Filings from Licensor or its Affiliates or agents to Licensee or its designated Affiliate or agents as soon as reasonably practicable. Licensor shall be entitled to obtain and retain at its expense an archival copy of the Regulatory Filings in existence on the Effective Date, including supplements and records that are required to be kept under applicable law. In the event that Licensor locates or obtains any additional information related to Apaza Compound or Licensed Product (including without limitation any information identified on Exhibit B as “empty” or “missing”), Licensor shall promptly provide such information to Licensee. From the Effective Date until the First Commercial Sale of Licensed Product, Licensor agrees to make available to Licensee those personnel of Licensor knowledgeable with respect to the development of Apaza Compound (including [***] and [***]) as requested by Licensee for consulting or technical help regarding Licensed Product. Licensor shall be entitled to reasonable, mutually agreed compensation for the provision of such services. Licensor further agrees that in the event that such personnel cease to be employed by Licensor, Licensee may engage such personnel and such persons may provide assistance to Licensee or its designees related to Licensed Product without restriction of any confidentiality, noncompetition or similar obligation.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

6.2         Responsibility for the Products. Form and after the Effective Date, Licensee shall have all regulatory responsibilities under applicable laws and regulations, reporting and otherwise, in connection with the Licensed Products in the Territory.

6.3         Communications with Regulatory Agencies. From and after the Effective Date, Licensee shall have responsibility for all communication with the FDA and other applicable Regulatory Authorities with respect to all matters relating to the Licensed Products in the Territory, and Licensor shall not make any such communications with the FDA or other applicable Regulatory Authority without the prior written consent of Licensee. From and after the Effective Date, each Party shall, or shall cause its Affiliates or agents to, promptly make available to the other Party copies of all correspondence with any Regulatory Authority regarding regulatory warning letters, withdrawal of any Licensed Product, and correspondence bearing on the safety and efficacy of the Licensed Product.

6.4         Additional Information. From and after the Effective Date and at Licensor’s expense, Licensor shall, and shall cause its Affiliates and agents to, undertake good faith efforts to provide to Licensee information existing on the Effective Date and Controlled by Licensor that Licensee reasonably requests regarding the Development of the Licensed Products and which is needed for Licensee to comply with applicable reporting requirements of the FDA and other Regulatory Authorities in the Territory.

6.5         Government Approvals. At Licensee’s expense, Licensor and its Affiliates and agents shall cooperate with the other Party and use commercially reasonable efforts to make all registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental and other consents, transfers, approvals, orders, qualifications, authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated by this Agreement.

7.	DEVELOPMENT AND COMMERCIALIZATION

7.1         Development and Commercialization.

7.1.1       Licensee Responsibility. Licensee shall have the sole responsibility, authority and discretion to Develop, seek Regulatory Approvals for and Commercialize the Licensed Products in the Territory and to make all decisions relating to such matters, including termination.

7.1.2       United States. Subject to Section 7.2 below, Licensee shall use commercially reasonable efforts to Develop and Commercialize the Licensed Products in the United States.

7.2        Abandoned Products and Countries. Licensee may, in its sole discretion and for whatever reason, discontinue Development or Commercialization of a Licensed Product in a particular country in the Territory. In such event, Licensee shall promptly notify Licensor of its decision and the Parties shall terminate this Agreement with respect to affected Licensed Products in affected countries in accordance with Section 13.2.2 below.

7.3         Ownership of Licensee Improvements. Title to all Improvements conceived solely by or on behalf of Licensee (“Licensee Improvements”) shall be owned exclusively by Licensee. Title to all Improvements conceived by Licensor personnel (“Licensor Improvements”) shall be owned exclusively by Licensor; provided, however, that Licensor Improvements shall be subject to the license granted to Licensee pursuant to Section 2.1. Title to all Improvements conceived jointly by Licensee personnel and Licensor personnel (“Joint Improvements”) shall be owned jointly by Licensee and Licensor; provided, however, that Licensor’s interest in Joint Improvements shall be subject to the license granted to Licensee pursuant to Section 2.1.

7.4        Non-Competition Applicable to Licensor. For [***] ([***]) years following the Effective Date, Licensor covenants that it shall not, and shall cause its Affiliates not to, engage in a Competing Business, directly or indirectly, including the sublicensing of rights to engage in a Competing Business. Licensor acknowledges that the noncompetition and other restrictive covenants and agreements set forth in this Agreement are necessary to protect the rights being granted to Licensee pursuant to this Agreement, and are reasonable in scope.

7.5        Non-Competition Applicable to Licensee. During [***], Licensee covenants that it shall not, and shall cause its Affiliates not to, engage in a Biocon Competing Business (as defined below), directly or indirectly [***]. For the purpose of this paragraph, a “Biocon Competing Business” means [***]. Licensee acknowledges that the noncompetition and other restrictive covenants and agreements set forth in this Agreement are necessary to protect the rights being granted to Licensee pursuant to this Agreement, and are reasonable in scope. Notwithstanding the foregoing, the Agreement shall not preclude Licensee or any of its Affiliates from owning or acquiring 5% of the outstanding equity securities in any publicly traded company that engages in a Biocon Competing Business or acquiring an ownership interest in any company that engages in a Biocon Competing Business where the competition is not material to Biocon or where Licensee agrees to divest and does divest such Biocon Competing Business as soon as commercially reasonable but in no event more than two years from the date the acquisition is consummated.

7.6         Licensee’s Clinical Data. The parties acknowledge that as a result of this Agreement, Licensee may generate clinical trial data relating to the Licensed Products (“Licensee Clinical Data”), which shall be owned by Licensee and shall be considered Licensee’s Confidential Information.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

7.7         No Implied Obligation. Licensor acknowledges and agrees that nothing in this Agreement shall be construed as representing an estimate or projection of the anticipated development, approvals or sales of any Licensed Product. LICENSEE MAKES NO REPRESENTATION OR WARRANTY THAT IT SHALL SUCCEEED IN THE DEVELOPMENT OR COMMERCIALIZATION ACTIVITIES, ACHIEVING ANY MILESTONE OR ACHIEVING ANY PARTICULAR SALES LEVEL OF SUCH LICENSED PRODUCTS. Licensor acknowledges and agrees that except as expressly set forth herein, Licensee has no duties or obligations to Licensor or its Affiliates, and is not a fiduciary of Licensor or its Affiliates.

7.8         Adverse Event Reporting. If Licensee elects to Commercialize a Licensed Product, the Parties will prepare a standard operating procedure governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions, quality and other complaints, sufficient to permit each Party to comply with its legal and regulatory obligations. Such standard operating procedure will be promptly updated if required by changes in legal or regulatory requirements. Subject to the foregoing, each Party shall promptly inform the other Party about any adverse drug reactions, as well as any non-adverse serious (e.g. from Licensed Product overdose) and any toxicity, sensitivity, failure of expected pharmacological action, or laboratory abnormality which is, or is thought by the reporter, to be serious or associated with relevant clinical signs or symptoms, in each case of which such Party becomes aware or is informed about regarding the use of a Licensed Product. Each Party shall ensure that is Affiliates and sublicensees shall comply with the foregoing obligations as if a Party.

8.	PATENT RIGHTS

8.1.        Licensed Patents in the Territory.

8.1.1       Ownership, Prosecution and Maintenance of Licensed Patents in the Territory. Subject to Section 8.1.2, Licensee shall have the first right, but not the obligation, at its sole expense, to prosecute any and all patent applications within the Licensed Patents and all patentable inventions included in Licensor Improvements, Licensee Improvements and Joint Improvements, in each case, in the Territory with respect to Licensed Patents and Licensor Improvements and worldwide with respect to Licensee Improvements and Joint Improvements, including but not limited to, the right to conduct interferences, oppositions, reissue proceedings and reexaminations, to obtain patents thereon, and to maintain all patents included therein. Such prosecution and maintenance may be performed by outside counsel of Licensee’s choosing. Licensor’s comments regarding the choice of such outside counsel shall be considered, but Licensee’s decision in this regard shall be final. Licensor will not file any additional patents claiming any compound related to the Apaza Compound without prior consent from Licensee. Licensee shall keep Licensor fully informed in a timely manner, and, as is reasonably practicable, of the progress regarding the prosecution of each patent application included within the Licensed Patents and patent applications with respect to Joint Improvements and Licensor Improvements. Licensor shall have the right to review all pending patent applications and other proceedings, and to make recommendations to Licensee regarding the prosecution of such patent applications; provided that all final decisions regarding the prosecution and maintenance of such patent applications shall be made by Licensee.

8.1.2       Discontinuation; Abandonment of Licensed Patents in the Territory. If Licensee wishes to discontinue the prosecution of any patent application or to abandon any patent within the Licensed Patents or patentable inventions included in Licensor Improvements or Joint Improvements, Licensee shall inform Licensor at least ninety (90) days prior to such discontinuance and Licensor shall, at its option, have the exclusive right to prosecute such patent application and/or maintain such patent at its expense prior to the date that such discontinuance would otherwise take effect, and such Patent Rights included in the Licensed Patents and related to Licensor Improvement and Joint Improvements shall stand excluded from the license granted to the Licensee under this Agreement, and Exhibit A shall stand automatically and accordingly amended, notwithstanding any provisions to the contrary under this Agreement. Licensor shall advise Licensee in writing of its decision regarding the opportunity to prosecute and/or maintain such application or patent within thirty (30) days of the date of discontinuance and in the absence of a written decision from Licensor, Licensee shall have the right to discontinue or abandon such application or patent. In the event Licensor timely elects to prosecute and maintain such patent or patent application, Licensee shall, if required, execute an assignment transferring ownership of any patent or patent application to Licensor in each such country. Licensee’s cancellation or amendment of a claim or claims during the prosecution of a patent application in a country within the Licensed Patents or a patent application with respect to a Licensor Improvement or Joint Improvement in the Territory shall not constitute a discontinuance or abandonment under this section, provided that such cancellation or abandonment does not prejudice the ability to obtain granted claims to the cancelled subject matter in a related continuation, divisional, or other application in such country.

8.3         Status of Patents; Other Actions.

8.3.1       Initial. Prior to the Effective Date, Licensor advised Licensee as to the current status of any patent applications and patents included within the Licensed Patents, and, as of the Effective Date, there has been no change. To the extent it has not previously done so, Licensor shall promptly make available to Licensee on a confidential basis, and subject to the other provisions of this Agreement, all documentation Controlled by Licensor and relating to such patent applications and patents, including, but not limited to, copies of all patent applications, relevant prior art, search reports, freedom to operate analyses or opinions, official actions and examination reports, and all correspondence to and from local agents or attorneys responsible for local prosecution of such applications.

8.3.2       Ongoing. At any time upon a Party’s request, and no more than four (4) times per calendar year, each Party shall, within thirty (30) days: (i) advise the other Party as to the then-current status of any patent applications or patents within the Licensed Patents specifically relevant to any Licensed Product; and (ii) to the extent the other Party requests, make available to the other Party materially relevant documentation relating to such patent applications and patents, including, but not limited to, copies thereof.

8.3.3       Notices. Licensor will execute and file at Licensee’s expense those notices and other filings as Licensee shall reasonably request be made, from time to time with any patent office or patent agency in the Territory, and in all other respects shall reasonably cooperate with Licensee, to effect the further prosecution and maintenance of Patent Rights associated with the Licensed Patents, Licensor Improvements and Joint Improvements, and the other rights granted to Licensee under this Agreement. Licensee will execute and file at Licensor’s expense those notices and other filings as Licensor shall reasonably request be made, from time to time with any patent office or patent agency outside the Territory, and in all other respects shall reasonably cooperate with Licensor, to effect the further prosecution and maintenance of the Licensed Patents outside the Territory.

8.3.4       Power of Attorney. Upon the Effective Date, Licensor shall execute, and shall cause Biocon to execute, as applicable, a specific power of attorney in favor of Licensee (or any Affiliate or agents as directed by Licensee) for purposes of prosecution and maintenance of the Patent Rights associated with the Licensed Patents, Licensor Improvement or Joint Improvement, and taking other actions contemplated by this Agreement.

8.4         Patent Term Extension. Licensee shall have the exclusive right to seek, at Licensee’s expense, patent term extensions or supplemental patent protection, including supplementary protection certificates, in any country in the Territory in relation to the Licensed Products. Licensor and Licensee shall cooperate in connection with all such activities, and Licensee, its agents and attorneys will give due consideration to all timely suggestions and comments of Licensor regarding any such activities; provided that all final decisions in this regard shall be made by Licensee.

8.5         Orange Book Listings for Licensed Patents. With respect to filings in the FDA Orange Book (and foreign equivalents) for issued patents for a Licensed Product, Licensee shall be solely responsible at its expense for fulfilling its obligations under applicable law to list any applicable Licensed Patents in a timely manner and make all applicable filings regarding the Licensed Patents required to be filed by it under applicable law. Licensee will be solely responsible for any such filings and listings, and for any and all decisions with respect to such filings and listings.

8.6         Notification of Patent Certification for Licensed Patents. If a Party becomes aware that any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A) or 355(j)(2)(A)(vii)(IV), or any notice under any future analogous provisions of United States law relating to regulation or approval of drug products (or any amendment or successor statute thereto) claiming that any Licensed Patents covering a Licensed Product are invalid or otherwise unenforceable, or that infringement will not arise from the manufacture, use, import or sale of a product by a Third Party, such Party shall promptly notify the other Party in writing after its receipt thereof.

8.7         Limitation on Patent Actions. Neither Party shall be required to take any action pursuant to Sections 8.4, 8.5 or 8.6 hereof that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any court or government order or decree that such Party is then subject to or otherwise may create legal liability on the part of such Party.

8.8         Registration of License. Licensor hereby authorizes Licensee to record a brief, mutually acceptable memorandum disclosing the existence of this Agreement and the license granted herein in the title records of the relevant patent to the extent required for the licenses granted herein to be effective against Third Parties under applicable law. Any such recordation shall disclose as little regarding the terms and conditions of this Agreement as necessary to properly register or record this Agreement under applicable law.

9.       INFRINGEMENT

9.1         Notice. Each Party shall promptly report in writing to the other Party any known or suspected (i) infringement of any of the Patents Rights associated with the Licensed Patents, Licensor Improvements, Licensee Improvements and Joint Improvements, or (ii) unauthorized use or misappropriation of any of the Apaza Know-How of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such known or suspected infringement or unauthorized use.

9.2         Third Party Infringement in the Territory. If a Third Party infringes any of the Patent Rights associated with the Licensed Patents, Licensor Improvements, Licensee Improvements or Joint Improvements in the Territory, Licensee will have the first right (but not the obligation), at its own expense, to pursue any and all injunctive relief, and any or all compensatory and other remedies and relief (collectively, “Remedies”), against such Third Party, and Licensor will have the right to participate in such action at its own expense. Should Licensee determine not to pursue Remedies with respect to any such infringement or misappropriation of Licensed Technology, Licensor Improvements or Joint Improvements within thirty (30) days after receipt of written notice from Licensor requesting Licensee to do so, then, unless Licensee is engaged in active negotiations regarding the grant of a sublicense to the infringer, Licensor will have the right (but not the obligation), at its own expense, to pursue Remedies against such Third Party, and Licensee shall have the right to participate in such action at its own expense. If a Party pursues Remedies hereunder with respect to infringement or misappropriation, the other Party will use all reasonable efforts to assist and cooperate with the Party pursuing such Remedies, including joining in any action or providing a power of attorney if necessary. Each Party will bear its own costs and expenses relating to such pursuit. Any damages or other amounts collected will be distributed, first, to the Party that pursued Remedies to cover its costs and expenses; and second, to the other Party to cover its costs and expenses, if any, relating to the pursuit of such Remedies; and any remaining amount will be distributed to the Party or Parties that pursued the Remedies. [***].

9.3        Third Party Invalidity Claim. Each of the Parties shall promptly notify the other in the event of any legal or administrative action by any Third Party against Patents Rights associated with the Licensed Patents, Licensor Improvements, Licensee Improvements or Joint Improvements in the Territory of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding. Licensee shall have the first right, but not the obligation, to defend against any such action involving such Patent Rights in the Territory in its own name, and the costs of any such defense shall be at Licensee’s expense. Licensor, upon request of Licensee, agrees to join in any such action and to cooperate reasonably with Licensee; provided that Licensee shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Licensor in connection with such cooperation. If Licensee does not defend against any such action involving a Licensed Patent, Joint Improvement or a Licensor Improvement in the Territory, then Licensor shall have the right, but not the obligation, to defend such action and any such defense shall be at Licensor’s expense. Licensee, upon request of Licensor, agrees to join in any such action and to cooperate reasonably with Licensor; provided that Licensor shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Licensee in connection with such cooperation. [***].

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

9.4         Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties or their Affiliates or a Sublicensee in connection with the Development or Commercialization of the Licensed Products infringes the issued patent rights (or would infringe the claims, if issued, of a pending patent application) of any Third Party in the Territory (“Patent Claims”). In the event of a litigation in accordance with this Section 9.4, Licensee shall have the right, but not obligation, to defend and/or settle any such Patent Claims. Notwithstanding the foregoing, in the event Licensor determines in its reasonable judgment that Licensee is not using diligent efforts to defend and/or settle any such Patent Claim, Licensor may, but shall not be required to, take over the defense or settlement negotiations upon written notice to Licensee at Licensor’s sole cost and expense.

10.	REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1       Representations Warranties and Covenants of Each Party. Each Party hereby represents, warrants and covenants to the other Party as follows:

10.1.1       Such Party: (a) is duly formed and in good standing under the laws of the jurisdiction of its formation; (b) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; and (c) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

10.1.2       All necessary consents, approvals and authorizations of all Regulatory Authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained except for Regulatory Approvals for the Commercialization of the Product.

10.1.3       The execution and delivery of this Agreement, the performance of such Party’s obligations hereunder, and any actions or omissions of such Party related to the activities contemplated hereunder and the circumstances surrounding this Agreement: (a) do not and will not conflict with or violate any applicable law or any provision of the articles of incorporation, bylaws or other governing charter documents of such Party; and (b) do not and will not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

10.1.4       Each Party agrees not to engage in any action that is in violation or inconsistent with the terms and conditions of this Agreement or that interferes with the consummation of the transactions contemplated under this Agreement.

10.1.5       Neither Party nor any of its Affiliates is a Party to or otherwise bound by any oral or written contract or agreement that will result in any Third Party obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any of the Parties’ rights under this Agreement.

10.2       Additional Licensor Representations, Warranties and Covenants. Licensor represents, warrants and covenants to Licensee as follows:

10.2.1       Licensor has not received and is not aware of any written notice of any claim by a Third Party alleging infringement or misappropriation of any intellectual property of any Third Party based on the Licensed Technology.

10.2.2       Licensor and its Affiliates have the right to grant the licenses granted to Licensee herein, and Licensor exclusively owns all right, title and interest in and to, or has an exclusive license or sublicense to use and license, all of the Licensed Technology.

10.2.3       To the best of Licensor’s knowledge, the inventors listed in the Licensed Patents are the sole inventors with respect to inventions incorporated therein.

10.2.4       Licensor shall at all times comply with the terms of and its obligations under the Biocon License Agreement, and shall not agree to amend the Biocon License Agreement without the prior written consent of Licensee.

10.2.5       To the best of Licensor’s knowledge, the Licensed Technology is free from all Liens or encumbrances of any kind.

10.2.6       It shall not, and it shall cause its officers, employees and subcontractors not to, make any untrue statement of material fact to any Regulatory Authority with respect to the Licensed Products, or knowingly fail to disclose a material fact required to be disclosed to any Regulatory Authority with respect to the Licensed Products.

10.2.7       It shall not employ any personnel, or knowingly use a contractor or consultant, debarred by the FDA (or subject to a similar sanction of a Regulatory Authority outside the United States), or who is subject of an FDA debarment investigation or proceeding (or similar proceeding of a Regulatory Authority outside the United States).

10.3       Additional Licensee Representations, Warranties and Covenants. Licensee represents, warrants and covenants to Licensor as follows:

10.3.1       It shall not, and it shall cause its officers, employees and subcontractors not to, make any untrue statement of material fact to any Regulatory Authority with respect to the Licensed Products, or knowingly fail to disclose a material fact required to be disclosed to any Regulatory Authority with respect to the Licensed Products.

10.3.2       It shall not employ any personnel, or knowingly use a contractor or consultant, debarred by the FDA (or subject to a similar sanction of a Regulatory Authority outside the United States), or who is subject of an FDA debarment investigation or proceeding (or similar proceeding of a Regulatory Authority outside the United States).

10.4       Disclaimer. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, AND BOTH PARTIES HEREBY DISCLAIM ALL IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, (I) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (II) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, (III) IMPLIED WARRANTY OF NONINFRINGEMENT, AND (IV) IMPLIED WARRANTY OF TITLE.

11.	INDEMNIFICATION

11.1       Indemnification by Licensee. Licensee shall defend, indemnify and hold harmless Licensor and its Affiliates and each of their respective officers, directors, shareholders, employees, successors and assigns from and against all claims or demands made by a Third Party (“Third Party Claims”), and all associated Losses, to the extent arising out of: (a) a breach of this Agreement by Licensee; (b) the development, testing, manufacture, storage, use, handling, distribution, labeling, promotion, marketing, sale or other disposition of any Licensed Product or component thereof by Licensee after the Effective Date; or (c) the Commercialization of the Licensed Products in the Territory; provided, however, that in case of (b) or (c) of this Section 11.1, Licensee shall not be liable to indemnify Licensor for any Losses to the extent that such Losses were caused by (i) the negligence or willful misconduct or intentional wrongdoing of Licensor, its Affiliates or their respective employees or contractors, or (ii) any breach of this Agreement by Licensor, or (iii) the Licensed Technology infringing upon the intellectual property rights of any Third Party.

11.2       Indemnification by Licensor. Licensor shall defend, indemnify and hold harmless Licensee and its Affiliates and each of their respective officers, directors, shareholders, employees, successors and assigns from and against all Third Party Claims, and all associated Losses, to the extent arising out of: (a) the negligence or willful misconduct of Licensor, its Affiliates or their respective employees or contractors in performing any of its obligations under this Agreement; (b) a breach of this Agreement by Licensor; (c) any payment obligations under or pursuant to the Biocon Agreement; or (d) any use of or activity related to Licensed Product prior to the Effective Date.

11.3       Biocon License Agreement. For the avoidance of doubt, Licensor shall be solely liable for all payment obligations under and pursuant to the Biocon License Agreement, and Licensee shall have no obligation with respect thereto. Without limiting the foregoing and without creating any future course of dealing between the Parties, Licensee may, but shall not be obligated to, make any payment due hereunder directly to Biocon in satisfaction of Licensor’s obligation thereunder, and Licensee may credit any such amount so paid against any amounts due and payable hereunder to Licensor.

11.4       Procedure for Indemnification.

11.4.1       Notice. In the case of a Third Party Claim for which a Party (the “Indemnitor”) may be obligated to provide indemnification pursuant to this Agreement, such Person seeking indemnification hereunder (“Indemnitee”) will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually materially prejudiced as a result of such failure.

11.4.2       Defense of Claim. If a Third Party Claim is made against an Indemnitee, the Indemnitor will be entitled, within thirty (30) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim, to assume the defense thereof by providing written notice to Indemnitee of its intention to assume the defense of such Third Party Claims within such thirty (30) day period (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided, further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including, without limitation, providing to the Indemnitee on reasonable request updates and summaries as to the status thereof). If the Indemnitor chooses to defend a Third Party Claim, all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor). If the Indemnitor does not elect to assume control by written acknowledgement of the defense of any Third Party Claim within the thirty (30) day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) business days’ written notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

11.4.3       Settlement of Claims. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Losses (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all Losses in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including, without limitation, the consent to entry of any judgment), that provides for injunctive or other nonmonetary relief affecting the Indemnitee.

11.5       Insurance. Immediately upon the First Commercial Sale of a Licensed Product in the Territory, during the Term and for a period of [***] ([***]) years after the termination or expiration of this Agreement, Licensee shall obtain and/or maintain at its sole cost and expense, product liability insurance (including any self-insured arrangements) in amount of no less than [***] dollars ($[***]). All insurance policies reflecting such insurance shall be written on a “per occurrence” or “claims made” basis with an insurance company rated at least A-3 by Best’s rating guide. If requested, Licensee shall provide Licensor with a certificate of insurance and shall keep such policy current. Licensee shall use commercially reasonable efforts to ensure that each such insurance policy shall provide for at least thirty (30) calendar days prior written notice to Licensor of the cancellation or any substantial modification of the terms of coverage. Such product liability insurance (or self-insured arrangements) shall insure against all liability, including without limitation personal injury, physical injury, or property damage arising out of the manufacture, sale, distribution, or marketing of a Licensed Product.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

11.6       Limitation of Liability. EXCEPT (I) AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (II) WITH RESPECT TO A PARTY’S INDEMNIFCATION OBLIGATIONS SET FORTH IN THIS SECTION 11, OR (III) TO THE EXTENT CAUSED BY FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY LOST PROFITS OR REVENUES OR CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES.

12.	CONFIDENTIALITY

12.1       General. Pursuant to the terms of this Agreement, each of Licensor and Licensee (in such capacity, the “Disclosing Party”) has disclosed and will be disclosing to the other Party, and to the officers, directors, employees, agents and/or representatives of each (in such capacity, the “Receiving Party”) its Confidential Information. The Receiving Party shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement. The Receiving Party: (a) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party; and (b) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement.

12.2       Exceptions. The above restrictions set forth in Section 12.1 on the use and disclosure of Confidential Information shall not apply to any information which: (a) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between the Parties with respect to confidentiality); (b) is or becomes generally known or available to the public other than through any act or omission of the Receiving Party in breach of this Agreement; (c) is acquired by the Receiving Party from a Third Party who is not directly or indirectly under an obligation of confidentiality to the Disclosing Party with respect to same, or (iv) is developed independently by the Receiving Party without the use, direct or indirect, of the Disclosing Party’s Confidential Information. In addition, nothing in this Section 12 shall be interpreted to limit the ability of either Party to disclose its own Confidential Information to any other Person on such terms and subject to such conditions as it deems advisable or appropriate.

12.3       Permitted Disclosures. It shall not be a breach of Section 12.1 if a Receiving Party discloses Confidential Information of a Disclosing Party: (a) pursuant to applicable law, including securities laws, to any Regulatory Authority or the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or other governmental authority; or (b) in a judicial, administrative or arbitration proceeding to enforce such Party’s rights under this Agreement; provided, however, that the Receiving Party (i) provides the Disclosing Party with as much advance written notice as possible of the required disclosure, (ii) reasonably cooperates with the Disclosing Party, at the Disclosing Party’s expense, in any attempt to prevent, limit or seek confidential treatment for the disclosure, and (iii) discloses only the minimum amount of Confidential Information necessary for compliance.

12.4       Confidential Terms. Each Party acknowledges and agrees that this Agreement, including the terms and conditions thereof, shall be considered Confidential Information of each Party and shall be treated accordingly. Notwithstanding the foregoing, each Party acknowledges and agrees that the other may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under securities laws or the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market, and hereby consents to such disclosure to the extent deemed advisable or appropriate by its respective counsel (but only after consulting with the other to the extent practicable). The Parties may also disclose the existence of this Agreement and terms thereof to their directors, investors, officers, employees, attorneys, accountants and other advisers on a need to know basis and may, upon obtaining a written confidentiality agreement from a Third Party or written consent from the other Party, further disclose the existence and terms of this Agreement to the Third Party to whom it may be relevant in connection with financings, acquisitions and similar transactions.

12.5       Equitable Remedies. Each Party specifically recognizes that any breach by it of this Section 12 may cause irreparable injury to the other Party and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, the other Party shall be entitled to seek injunctive relief and such other legal and equitable remedies as may be available.

13.	TERM AND TERMINATION

13.1       Term. This Agreement shall become binding upon the Effective Date and on a country-by-country basis, shall continue thereafter in full force and effect, unless terminated sooner pursuant to this Section 13, until the expiration of the Royalty Term for such product and such country (such expiration without termination, “Expiration”).

13.2       Licensee’s Right to Terminate.

13.2.1       For Material Breach. Licensee may terminate this Agreement, in whole or in part, at any time if (i) Licensor materially breaches the Agreement and (ii) such material breach is not cured by Licensor within sixty (60) days after Licensee provides Licensor with written notice of such breach.

13.2.2       For Abandonment. In the event Licensee elects to abandon a Licensed Product in a particular country in the Territory in accordance with Section 7.2 above, Licensee may terminate this Agreement with respect to affected countries or products upon written notice to Licensor. In such event, all terminated rights transfer back to Licensor. Licensee will assist Licensor with the transfer of rights at Licensee’s expense.

13.2.3       Without Cause. Licensee may terminate this Agreement in whole for any reason or no reason at all upon thirty (30) days prior written notice to Licensor. In such event, all terminated rights transfer back to Licensor. Licensee will assist Licensor with the transfer of rights at Licensee’s expense.

13.3       Licensor’s Right to Terminate.

13.3.1     For Material Breach. Licensor may terminate this Agreement with respect to affected countries and products at any time if (i) Licensee materially breaches the Agreement and (ii) such material breach is not cured by Licensee within sixty (60) days after Licensor provides Licensee with written notice of such breach.

13.3.2     For Bankruptcy, Liquidation, or Dissolution. Licensor may terminate this Agreement upon (i) the bankruptcy, liquidation or dissolution of Licensee (without further action by Licensor); or (ii) the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee which is not dismissed within one hundred twenty (120) days after the date on which it is filed or commenced.

13.3.3     For Challenge to Certain Patents. Licensor may terminate this Agreement with respect to affected countries at any time if Licensee initiates a challenge or contest to the validity of the Licensed Patent Rights or Licensor’s or Biocon’s rights therein before a court, any patent authority or similar forum.

13.4       Rights Upon Expiration and Termination.

13.4.1     Upon Expiration of this Agreement with respect to a Licensed Product in a country in the Territory, the licenses granted pursuant to Section 2 for such product in such country shall become perpetual, fully paid and irrevocable. Notwithstanding a termination by Licensee with respect to a Licensed Product in a country in the Territory pursuant Section 12.3.1 (Licensor uncured breach), the licenses granted pursuant to Section 2 shall, at Licensee’s option, continue and, until such time as the Biocon License Agreement is terminated and this Agreement is assigned to Biocon in accordance with Section 2.4 of the Biocon License Agreement, be fully paid and royalty free.

13.4.2     Upon termination of the Biocon License Agreement for any reason other than a material breach by Biocon, the licenses granted pursuant to Section 2 shall stand automatically assigned by the Licensor to Biocon upon such termination.

13.4.3     Upon termination of this Agreement by Licensor under Section 13.3 (Licensor’s Right to Terminate) or upon termination of this Agreement by Licensee pursuant to Section 13.2.2 or 13.2.3, with respect to a Licensed Product in a country in the Territory;

(a)       Licensee, each Licensee Affiliate and Sublicensee shall return to Licensor the copies of and documentation and embodiments of the Apaza Know-How that Licensor provided to Licensee in accordance with Section 6.1 and that solely related to the terminated Licensed Products in the affected countries; and

(b)       Licensor shall receive a perpetual, fully paid, irrevocable, and royalty-free license to use the Licensee Clinical Data solely for the purpose of Developing and Commercializing such terminated Licensed Products in the affected countries;

13.4.4       Upon Expiration or termination of this Agreement, the following Sections and Articles shall survive such expiration or termination, subject to any later termination dates provided for therein: Sections 1 (to the extent applicable), 2.2 (Sublicensing), 5 (Milestone and Royalty Reports and Accounting, with respect to any periods prior to the Expiration or termination of this Agreement), 7 (Development and Commercialization, other than Sections 7.1 and 7.2), 8 (Patent Rights), 9 (Infringement), 10 (Representations, Warranties, and Covenants), 11 (Indemnification), 12 (Confidentiality), 13 (Term and Termination), and 14 (Miscellaneous).

13.4.5       Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing before such expiration or termination. Any Expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement before termination.

14.	MISCELLANEOUS

14.1       Independent Contractor. Neither Licensor nor Licensee, together in each case with their respective employees or representatives, are under any circumstances to be considered as employees, partners, joint venturers, agents or representatives of the other by virtue of this Agreement, and neither shall have the authority or power to bind the other or contract in the other’s name.

14.2       Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by automatic transmission report) or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to Licensee:	GI Therapeutics, Inc.
c/o H&M Holdings, LLC
5410 Trinity Road, Suite 400
Raleigh, NC 27612
Attention: President

With a copy to:

Hutchison PLLC
Attn: William N. Wofford
5410 Trinity Road, Suite 400
Raleigh, NC 27607
Facsimile No.: 919-829-9696

If to Licensor:	Seachaid Pharmaceuticals, Inc.
c/o Aisling Capital
888 Seventh Ave, 30th Floor
New York, NY 10106
Attention: Steve Elms
Chief Executive Officer
Telephone: (212) 652-6380
Facsimile: (212) 651-6379

With a copy to:

Seachaid Pharmaceuticals, Inc.
Attn: Radha Krishnan
801 Capitola Drive, Ste 5
Durham, NC 27713
Facsimile: (919) 354-1830

Either Party may by notice given in accordance with this Section 14.3 to the other Party designate another address or person for receipt of notices hereunder.

14.3       Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Licensor nor Licensee may assign any of its rights or delegate any of its liabilities or obligations hereunder, without the prior written consent of the other Party except that, without the prior consent of the other Party: (a) either Party may assign this Agreement in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise; and (b) either Party may assign this Agreement and/or its rights and obligations under this Agreement, in whole or in part, to any of its Affiliates. Any purported assignment or transfer in violation of this Section will be void ab initio and of no force or effect.

14.4       No Implied Waivers; Rights Cumulative. No failure on the part of Licensor or Licensee to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

14.5       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

14.6       Force Majeure. Neither Party shall be liable for delay in delivery or nonperformance, in whole or in part, nor shall the other Party have the right to terminate this Agreement except as otherwise specifically provided in this Section 14.6, to the extent that such delay in delivery or nonperformance is caused by any event reasonably beyond the control of such Party and without the fault or negligence of such Party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any Regulatory Authority, in each case, to the extent such events are reasonably beyond the control of such Party (a “Force Majeure”); provided, however, that the Party affected by such a condition shall, within ten (10) days of its occurrence, give written notice to the other Party stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the nonperforming Party shall use its commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for a period of ninety (90) consecutive calendar days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such Force Majeure event, the nonaffected Party may terminate this Agreement immediately by written notice to the other Party.

14.7       Amendment. This Agreement may not be amended except by an instrument signed by a duly authorized representative of each of the Parties hereto.

14.8       Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

14.9       Expenses. Except as expressly set forth herein, each Party shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys’, accountants’ and other professional fees and expenses.

14.10     Governing Law; Submission to Jurisdiction; Waiver. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina without regard to its conflict of laws principles. In the event any action shall be brought to enforce or interpret the terms of this Agreement, the Parties agree that such action will be brought in the State or Federal courts located in Raleigh, North Carolina. Each of Licensor and Licensee hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Licensor and Licensee hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement: (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

14.11     Except as expressly provided in this Agreement:

14.11.1 each party specifically disclaims all representations and warranties of any kind regarding the Licensed Products or otherwise in connection with this Agreement including, without limitation, any warranties of merchantability or fitness for a particular purpose;

14.11.2 the parties make no representation or warranty regarding the suitability of any Licensed Product for Licensee’s or any Third Party’s requirements; and

14.11.3 the parties make no representation or warranty as to whether or not any Licensed Product infringes on the intellectual property rights of any Third Party.

14.12     Dispute Settlement. Except as otherwise expressly provided in this Section 14.11, any Dispute that the Parties cannot settle by mutual negotiations shall be resolved by binding arbitration in accordance with this Section 14.10. All disputes arising out of or in connection with the present Agreement shall be finally settled under the rules of arbitration of the American Arbitration Association by one or more arbitrators appointed in accordance with these rules. The arbitration proceedings shall be conducted in English, and in Raleigh, North Carolina. Either Party may apply to any court having jurisdiction for an order confirming, or to enforce, the decision and award of the arbitrator(s). Subject to Section 14.14, the Parties waive any right to other judicial or court action on any matter subject to arbitration hereunder, except suit to confirm or enforce the decision and award of the arbitrator(s). The arbitrator(s) shall not extend, modify or suspend any of the terms of this Agreement. A notice of, or request for, arbitration will not operate to stay, postpone or rescind the effectiveness of any demand for performance.

14.13     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter thereof and shall supersede all previous negotiations, commitments, and writings with respect to such subject matter.

14.14     Specific Performance. Each of the Parties acknowledges and agrees that the other Party may be damaged irreparably in the event any of the provisions of the Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Parties and the subject matter hereof in addition to any other remedy to which it may be entitled, at law or in equity.

14.15     Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, between the Parties with respect to the subject matter hereof.

14.16     Third Party Beneficiaries. Except as otherwise expressly set forth herein, none of the provisions of this Agreement, express or implied, is intended to be or shall be for the benefit of or enforceable by any Person (including, without limitation, any creditor of either Party hereto) other than Licensee and Licensor and their respective successors and permitted assigns. No such Person shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

14.17     Rights in Bankruptcy. The Parties acknowledge that all rights and licenses granted under or pursuant to any Section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar foreign laws (collectively, the “Bankruptcy Code”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Code or such foreign laws. If a case is commenced during the Term by or against Licensor or its Affiliates under a Bankruptcy Code then, unless and until this Agreement is rejected as provided in such Bankruptcy Code, Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a Bankruptcy Code case is commenced during the term by or against Licensor, this Agreement is rejected as provided in the Bankruptcy Code, and Licensee elects to retain its rights hereunder as provided in the Bankruptcy Code, then Licensor, subject to the Bankruptcy Code case (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee), shall provide to Licensee copies of all information necessary for Licensee to prosecute, maintain and enjoy its license under the Licensed Technology under the terms of this Agreement held by Licensor and such successors and assigns promptly upon Licensee’s written request therefor. All rights, powers and remedies of Licensee, as a licensee hereunder, provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of the commencement of a Bankruptcy Code case by or against Licensor.

14.18     Counterparts; Signatures. This Agreement may be executed in multiple counterparts, all of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Signatures provided by facsimile or e-mail transmission shall be deemed to be original signatures.

14.19     Press Release. Neither Party shall make or publish any announcement or press release concerning the terms of this Agreement without the prior written consent of the other Party and without the prior written consent of Biocon, unless otherwise required by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have owed this Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

GI THERAPEUTICS, INC.

By:	/s/ Jay P. Madan
Name: Jay P. Madan
Title: President

SEACHAID PHARMACEUTICALS, INC.

By:	/s/ Steve Elms
Name: Steve Elms
Title: CEO and Chairman

[Signature Page to Apaza License Agreement]

Exhibit A

[***]

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Exhibit B

[***]

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

FIRST AMENDMENT TO

APAZA LICENSE AGREEMENT

This First Amendment (this “First Amendment”) to the Apaza License Agreement (the “Agreement”) dated April 3, 2013, by and between Innovate Biopharmaceuticals, Inc., a Delaware corporation, formerly GI Therapeutics, Inc., a North Carolina corporation (“Licensee”), and Seachaid Pharmaceuticals, Inc., a Delaware corporation (“Licensor”), is entered into this 8th day of June, 2015.

WHEREAS, the parties desire to amend the Agreement in order to change the terms of the Initial Payment to be made to Licensor by Licensee.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.     Amendment of Section 3.1. The first sentence of Section 3.1 shall be deleted in its entirety and the following substituted in lieu thereof:

“Licensee shall make a non-refundable payment of two hundred thousand dollars ($200,000) (the “Initial Payment”) to the Licensor in three installments as follows: (i) fifty thousand dollars ($50,000) within 30 days of full execution of this agreement, (ii) twenty-five thousand dollars ($25,000) by August 31, 2015 and (iii) one hundred twenty-five thousand dollars ($125,000) upon the earlier of (a) ten (10) days following the closing of Licensee’s first equity financing that brings the total equity financing raised to [***] dollars ($[***]) or (b) September 30, 2015.”

2.     Miscellaneous.

2.1. Defined Terms. Capitalized terms undefined herein shall have the meaning ascribed to them in the Agreement.

2.2. No Other Amendment; Effectiveness. Except as expressly amended herein, the Agreement remains in full force and effect according to its original terms.

2.3. Governing Law. This First Amendment shall be governed by and construed in accordance with the internal laws of the State of North Carolina without regard to its conflict of laws principles.

2.4. Severability. If any provision of this First Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this First Amendment shall remain in full force and effect. Any provision of this First Amendment held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this First Amendment with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

2.5. Counterparts. This First Amendment may be executed in multiple counterparts, all of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Signatures provided by facsimile or e-mail transmission shall be deemed to be original signatures.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed by their duly authorized representatives as of the date first set forth above.

INNOVATE BIOPHARMACEUTICALS, INC.

By	/s/ Jay P. Madan
Name: Jay P. Madan
Title: President

SEACHAID PHARMACEUTICALS, INC.

By:	/s/ Steve Elms
Name: Steve Elms
Title: CEO and Chairman

SECOND AMENDMENT TO

APAZA LICENSE AGREEMENT

This Second Amendment (this “Second Amendment”) to the Apaza License Agreement dated April 3, 2013, as amended by the First Amendment to Apaza License Agreement dated June 8, 2015 (the “Agreement”), by and between Innovate Biopharmaceuticals, Inc., a Delaware corporation, formerly GI Therapeutics, Inc., a North Carolina corporation (“Licensee”), and Seachaid Pharmaceuticals, Inc., a Delaware corporation (“Licensor”), is entered into this 21st day of September, 2015.

WHEREAS, the parties desire to further amend the Agreement in order to change the terms of the Initial Payment to be made to Licensor by Licensee.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.     Amendment of Section 3.1. The first sentence of Section 3.1 shall be deleted in its entirety and the following substituted in lieu thereof:

“Licensee shall make a non-refundable payment of two hundred thousand dollars ($200,000) (the “Initial Payment”) to the Licensor in four installments as follows: (i) fifty thousand dollars ($50,000) by July 8, 2015, (ii) twenty-five thousand dollars ($25,000) by August 31, 2015, (iii) twenty-five thousand dollars ($25,000) by October 31, 2015 and (iv) one hundred thousand dollars ($100,000) upon the earlier of (a) ten (10) days following the closing of Licensee’s first equity financing that brings the total equity financing raised to [***] dollars ($[***]) or (b) November 30, 2015.”

2.    Miscellaneous.

2.1.	Defined Terms. Capitalized terms undefined herein shall have the meaning ascribed to them in the Agreement.

2.2.	No Other Amendment; Effectiveness. Except as expressly amended herein, the Agreement remains in full force and effect according to its original terms.

2.3	Governing Law. This Second Amendment shall be governed by and construed in accordance with the internal laws of the State of North Carolina without regard to its conflict of laws principles.

2.4.	Severability. If any provision of this Second Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Second Amendment shall remain in full force and effect. Any provision of this Second Amendment held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Second Amendment with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

2.5	Counterparts. This Second Amendment may be executed in multiple counterparts, all of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Signatures provided by facsimile or e-mail transmission shall be deemed to be original signatures.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed by their duly authorized representatives as of the date first set forth above.

INNOVATE BIOPHARMACEUTICALS, INC.

By	/s/ Jay P. Madan
Name: Jay P. Madan
Title: President

SEACHAID PHARMACEUTICALS, INC.

By	/s/ Steve Elms
Name: Steve Elms
Title: CEO and Chairman